EXHIBIT 99.1

N E W S R E L E A S E	2621 West 15th Place Chicago, IL 60608 _________________________ For additional information: Terence R. Rogers VP Finance and Treasurer 773.788.3720

Ryerson Tull, Inc. Executives Establish 10b5-1 Trading Plans

Chicago, Illinois – November 1, 2005 – Ryerson Tull, Inc. (NYSE: RT) today announced that Neil S. Novich, Chairman, President and CEO; Jay M. Gratz, Executive Vice President, CFO and President – RTCP; and Gary J. Niederpruem, Executive Vice President, entered into sales plans established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. These plans will commence on November 14, 2005. Other Ryerson Tull executives may, from time to time, adopt similar plans.

At the date of execution, Mr. Novich had beneficial ownership of 941,155 Ryerson Tull shares. An additional 127,050 shares subject to Ryerson Tull stock options previously granted to Mr. Novich will become exercisable on January 22, 2006. Under the terms of the sales plan, Mr. Novich could reduce his beneficial ownership to as low as 750,000 shares. Mr. Gratz had beneficial ownership of 371,327 Ryerson Tull shares. An additional 48,840 shares subject to Ryerson Tull stock options previously granted to Mr. Gratz will become exercisable on January 22, 2006. Under the terms of the sales plan, Mr. Gratz could reduce his beneficial ownership to as low as 315,167 shares. Mr. Niederpruem had beneficial ownership of 344,400 Ryerson Tull shares. An additional 48,840 shares subject to Ryerson Tull stock options previously granted to Mr. Niederpruem will become exercisable on January 22, 2006. Under the terms of the sales plan, Mr. Niederpruem could reduce his beneficial ownership to as low as 270,000 shares.

The actual number of shares sold is subject to a pre-established formula, and may vary depending on market price and the level of stock ownership attained by each executive relative to the stock ownership guidelines established by Ryerson Tull.

All of the plans provide that the shares would be sold over a period of time ending not earlier than October 6, 2006 or later than January 31, 2008. Under certain circumstances the number of shares to be sold may increase to provide for the exercise and sale of shares subject to options that expire before January 31, 2008.

The 10b5-1 trading plans will allow the Company’s executive officers to commence orderly acquisitions and dispositions of shares of the Company’s common stock that the executives have the right to acquire under outstanding employee stock options issued under the Registrant’s incentive stock plans. The executives will be able to accumulate shares toward attainment of the stock ownership goals established by Ryerson Tull and to diversify their holdings.

“Our executive compensation is heavily weighted toward performance shares and options. Following these conditional sales, members of the executive team would continue to retain a significant interest in Ryerson,” said Mr. Novich.

The Compensation Committee has set Stock Ownership Guidelines for the Company’s executives. The Company’s executive officers and other senior executives are required to own shares valued at a specified multiple of base salary. Until those ownership levels are achieved, our executives must retain a specified percentage of earned performance shares, exercised options, and other incentive stock awards.

None of these executive officers had knowledge of any material nonpublic information at the time these plans were adopted. All transactions will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Form 4 filings will also be posted in the Investor Information section of the Registrant’s web site, www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with revenues of $4.5 billion through the first nine months of 2005. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 1, 2006, the company will change its name to Ryerson Inc. and adopt the ticker symbol ‘RYI’.